Exhibit 10.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) NOR REGISTERED UNDER ANY STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144, UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

Agreement made this 28th day of March, 2006, by and between Greens Worldwide, Incorporated, an Arizona corporation, OTCBB GRWW (the “Issuer”) and North American Football League, Inc., a New York corporation, (the “Company”), and the shareholders of Company, (the “Shareholders”).

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1.

TERMS.

Subject to the terms and conditions of this Agreement, the Issuer agrees:

i. that the total common shares issued and outstanding of the Issuer at Closing shall be approximately Fifteen Million Five Hundred Thousand.

ii. that the Issuer at Closing shall transfer to the Shareholders, shares of common stock of Issuer, no par value, in exchange for 100% of the issued and outstanding shares of Company, such that Company shall become a wholly owned subsidiary of the Issuer. The number of shares of Issuer to be issued to shareholders shall be computed by dividing the prior average thirty day closing price of Issuer’s stock into the purchase price of Five Hundred Thousand Dollars ($500,000).

Shareholders shall also be entitled to an earn out of $500,000 of common stock of Issuer for each One Million Dollars of Revenue and One Hundred Thousand Dollars of EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) of Company at any time prior to December 31, 2012 provided, however, that once an earn out is obtained on each increment of revenue and EBITDA, it is not cumulative and carried forward.  I.E.  If Company achieves $1 million in revenue and $100,000 in EBITDA in year one, and then achieves $2 million in revenue and $200,000 in EBITDA in year two, then the earn out would be $500,000 in stock for year one revenue and $500,000 in year two for the $1 million dollar revenue increase and $100,000 EBITDA increase.  Upon attainment of the earn out milestones, then shareholders will be entitled to an additional number of shares of Issuer computed by dividing the average thirty day closing share price of Issuer prior to 12-31 of each year into the sum of $500,000.  There will be a cap on the total amount of revenue and EBITDA on the earn out of $20 million revenue and $2,000,000 EBITDA during the term of the earn out period.

Shareholders shall also receive at closing, a warrant to purchase 100,000 shares of the issuer at a price of $1.00 per share, with said warrant expiring on December 31, 2006; 100,000 shares of the issuer at $2.00 per share, with said warrant expiring December 31, 2007; 100,000 shares of the issuer at a price of $3.00 per share, with said warrant expiring December 31, 2008; 100,000 shares of the issuer at a price of $4.00 per share, with said warrant expiring December 31, 2009; and 100,000 shares of the issuer at a price of $5.00 share, with said warrant expiring December 31, 2010.

iii. that the Issuer requires the Company to

a)

Provide compiled financial statements to the Issuer’s auditor, Most and Company, LLC, New York, NY, at Closing and to engage Most and Company, LLC to complete an audit of the Company’s books and records.

b)

Agree to the announcement of the transaction with the SEC on form 8K within four days of the execution of this definitive agreement and within 4 days of the Closing, if required.

iv. that this transaction is subject to delivery by the Issuer, Company and Shareholders of all required documents and financial statements pre and post closing to effectuate the transaction.

v. that Issuer and Company shall take all necessary corporate actions so that at closing, all actions required of Issuer and Company will be in accordance with the Bylaws of Issuer.

vi.

Execute a note in favor of shareholders in an amount equal to advances and loans made by shareholders to Company, which shall provide for payment by Company in 12 equal quarterly payments beginning with the quarter ending June 30, 2006, and continuing on the calendar quarter until the note is pad in full.

2.

REPRESENTATIONS  OF ISSUER  Issuer is in good standing under the laws of Arizona, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Arizona.  All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Arizona.

i.

Capital.  The authorized capital stock of Issuer consists of Fifty Million (50,000,000) shares of common stock, no par value of which approximately 15.5 million Shares are issued and outstanding, and Five Million (5,000,000) preferred shares, par value $10, of which none are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of pre-emptive rights.  At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Issuer to issue or to transfer from treasury any additional shares of its capital stock.

ii.

SEC Reports.  Issuer has filed all required forms, reports, statements, schedules and other documents with the Securities and Exchange Commission (“SEC”) since June 30, 2005 (collectively, the “Issuer SEC Reports”). The financial statements, including all related notes and schedules, contained in the Issuer SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Issuer as at the respective dates thereof and the consolidated results of operations and cash flows of Issuer for the periods indicated in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.  For purposes of this Agreement, the balance sheet of Issuer as of September 30, 2005, is referred to as the “Issuer Balance Sheet” and the date thereof is referred to as the “Issuer Balance Sheet Date”.

iii.

Absence of Changes.  Since the Issuer Balance Sheet Date, there has not been any change in the financial condition or operations of Issuer, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse to Issuer.

iv.

Liabilities.  Issuer does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Issuers Balance Sheet.  Issuer is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving Issuer or its common stock.  There is no material dispute of any kind between Issuer and any third party, and no such dispute will exist at Closing not fully disclosed to Company.

v.

Ability to Carry Out Obligations.  Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

vi.

Full Disclosure.  None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

vii.

Contract and Leases.  Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer Balance Sheet. No person holds a power of attorney from Issuer.

viii.

Compliance with Laws.  To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer.  To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

ix.

Litigation.  Issuer is not (and has not been), except as disclosed in the Issuers SEC filings, a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

x.

Conduct of Business.  From the Issuer Balance Sheet Date to the Closing, Issuer has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) amended its Certificate of Incorporation or ByLaws; (3) declared dividends;  (4) redeemed or sold stock or other securities; (5) incurred any liabilities, other than in the ordinary course of business; (6) acquired or disposed of any assets, other than in the ordinary course of business; (7) entered into any contract, other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transaction, other than in the ordinary course of business.

xi.

Documents.  All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Arizona.

xii.

Title.  At the Closing all shares issued to Shareholders shall be non-assessable; and (ii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except as otherwise created by Company and except as pursuant to the Pledge Agreement.  There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to Shareholders, impair, restrict, or delay Shareholders voting rights with respect to the Issuer Shares.

xiii.

Brokers.  Issuer has not retained any Broker or finder to which compensation would be due in connection with this transaction.

3.

REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Issuer the following:

i.

Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of New York, and it has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required.  All actions taken by the incorporators, directors, and stockholders of Company have been valid and in accordance with the laws of the State of New York.

ii.

Capital.  The authorized capital stock of Company consists of One Hundred (100) shares of common stock, $0 par value, of which Ninety Eight (98) shares are issued and outstanding (the “Shares”).  The Shareholders are the sole record and beneficial owners of the Shares and have sole management and dispositive power over the Shares.  The Shares were validly issued and are fully paid, non-assessable and free of pre-emptive rights.  At Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

iii.

Financial Statements.   Within 4 days of the Closing, Company shall engage, Most and Company, LLC, New York, an auditor, practicing before the SEC, to audit the books and records of the Company in accordance with GAAP. Company warrants and represents that the audit will be completed within 60 days of the Closing, and that the appropriate filings with the SEC shall be completed no later than 75 days after the Closing.

iv.

Absence of Changes.  Since December 31, 2005, there has not been any change in the financial condition or operations of Company, except changes in the ordinary course of business.

v.

Liabilities.  Company does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Financial Statement attached as Exhibit A to this Agreement.  Company is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock.

vi.

Ability to Carry Out Obligations.  Company has the right, power, and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

vii.

Full Disclosure.  None of the representations and warranties made by Company herein contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

viii.

Compliance with Laws.  Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them.  Company has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

ix.

Litigation.  Company is not (and has never been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation.  To the best knowledge of Company, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Company, and Company is not subject to or in default with respect to any order, wit, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

x.

Conduct of Business.  From December 31, 2005, to the Closing Date, Company has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets other than in the ordinary course of business; (2) amended its Certificate of Incorporation or Bylaws; (3) declared dividends; (4) redeemed or sold stock or other securities except in the ordinary course of business; (5) incurred any liabilities not in the ordinary course of business; (6) acquired or disposed of any assets other than in the ordinary course of business; (7) entered into any contract other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transactions other than in the ordinary course of business.

xi.

Documents.  All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

xii.

Title.  The Shares to be delivered to Issuer will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.  None of the Shares are subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to the Shares, except as provided in this Agreement.  Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Shares.  There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the transfer of the Shares to Issuer, impair, restrict, or delay Issuer’s voting rights with respect to the Shares.

xiii.

Counsel.  Company and Shareholders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the Company and Shareholders have not represented either the Issuer or Issuer’s stockholders in any manner whatsoever known to the Company.

xiv.

Brokers.  Company and/or Shareholders have not retained any broker for which fees would become due as a result of this transaction.

xv.

Conflicts of Interests of Issuer   Company and Shareholders have reviewed and understand the conflicts of interests, if any, between the Issuer and its officers and directors as disclosed in the Issuers filings with the SEC.

4.

INVESTMENT INTENT.

i.

Restricted Shares.  Shareholders understand that (A) the Issuer Shares Shareholders are receiving from Issuer under this Agreement have not been registered under the Securities Act of 1933, as amended (“the Act”) or the securities laws of any state, based upon an exemption from such registration requirements pursuant to Section 4(2) of the Act; (B) the Issuer Shares are and will be “restricted securities”, as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; and (C) the Issuer Shares may not be sold or otherwise transferred unless exemptions from such registration provisions are available with respect to said resale or transfer or the shares have been registered under the Act.

ii.

Transferability.  Shareholder will not sell or otherwise transfer any of the Issuer Shares, any interest therein except as pursuant to the Pledge Agreement, unless and until (A) the Issuer Shares shall have first been registered under the Act and/or all applicable state securities laws; or (B) Shareholder shall have first delivered to Issuer a written opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Issuer, to the extent that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

iii.

Investment Intent.  Shareholder is acquiring the Issuer Shares for Investment purposes only, without a view for resale or distribution thereof.

iv.

Legend.  Shareholder understands that the certificates representing the Issuer Shares will bear the following legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, further pledged, hypothecated or otherwise disposed of in absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required.

5.

Closing.  The Closing of the share exchange and the transactions contemplated by this Agreement (the “Closing”) shall be subject to and wholly conditioned upon the completion of due diligence and the delivery of all documentation required to close this transaction, but in no event no later than April 30, 2006.  Closing of this transaction is subject to the complete delivery of all documentation necessary to effect this transaction, including the verification that Company is a C corporation for tax reporting purposes.

6.

Documents to be Delivered at Closing.

i.

By Issuer:

(1)

Resolution of the Board of Directors authorizing the issuance of certificates for the number of shares to be delivered to Shareholders pursuant to Schedule 6(i)(1).

(2)

Schedule for the number of Issuer shares registered in the name of Shareholders pursuant to schedule 6(i)(1).

(3)

Certificates for the number of Issuer shares registered in the name of Issuer pursuant to Schedule 6(i)(1).

(4)

Such other resolutions of Issuer’s stockholders and/or directors as may reasonably be required by Company and Shareholders.

(5)

Such other agreements relating to the transaction as may reasonably be required by the Company or Shareholders.

(6)

Certificate of Good Standing from the State of Arizona.

(7)

Copy of the 8K to be filed with the SEC, if applicable.

(8)

Copy of a draft press release for review and approval.

(9)

Warrant for 500,000 shares of Issuer common stock.

(10)

Employment Agreement between the Company and Robert Licopoli.

ii.

By Company and Shareholders:

(1)

Delivery to the Issuer, certificates evidencing the Shares, and such stock powers as are required in order to transfer to Issuer good and marketable title to the Shares.

(2)

Resolution by the Board of Directors approving the transaction.

(3)

Copies of the business and corporate records of Company, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of stockholder and directors meetings, corporate bylaws, financial statements, stockholder listings, stock transfer records, agreements, and contracts and any and all other information required and utilized in the operation of the business.

(4)

A certificate of good standing from the State of New York.

(5)

Such other resolutions of Company and Shareholders and/or directors as may reasonably be required by Issuer.

(6)

Such other agreements relating to the transaction as may reasonably be required by the Issuer.

(7)

Evidence of the Company’s tax reporting status as a C corporation.

7.

ARBITRATION.  Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Phoenix, Arizona, in accordance with the Commercial Rules of the American Arbitration Association then existing.  The arbitrator assigned shall have authority and power to decide all arbitratible issues.  Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorney’s fees from the non-prevailing party.

8.

POST-CLOSING AGREEMENTS.

i.

Further Assurances.  The parties shall execute such further documents and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

ii.

Indemnification of Directors and Officers.  For at least seven (7) years after the Closing Date, Issuer shall (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer’s Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and ByLaws and applicable law as in effect immediately prior to the Closing Date.

iii.

Press Release Issuer and Shareholders agree that no public announcement of the specifics of this transaction or a disclosure of the parties to this agreement will be made until the 8K filing with the SEC is completed and on record if applicable, or until the Issuer has authorized the release. The parties hereto agree that they will take steps to insure that this provision is adhered to by Issuer and Shareholders principals, employees, agents and representatives.

9.

Miscellaneous.

i.

Captions and Headings.  The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.

No Oral Change.  This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii.

Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of any thing required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

iv.

Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

v.

Entire Agreement.  This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vii.

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

Issuer:

Attention:  R. Thomas Kidd, CEO

Greens Worldwide Incorporated

346 Woodland Church Road

Hertford, NC 27944

Company and Shareholders:

Robert Licopoli, President and CEO

570 Lexington Avenue

New York, NY  10022

viii.

Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 28th day of March, 2006.

North American Football League, Inc.

Greens Worldwide Incorporated

(COMPANY)

By:    s/ Robert Licopoli

By:

s/ R. Thomas Kidd

       Its President & CEO

Its CEO

SHAREHOLDERS:

FCH Holdings, LLC

Robert Licopoli

Terry Sullivan

Todd Allen

Schedule 6(i)(1)

Number of shares and allocation to be determined based upon dividing the prior average 30 day closing price of Issuer’s common stock into the $500,000 purchase price as indicated in paragraph 1(ii) of the Agreement